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                                                                  Exhibit 10.24



Young & Rubicam Inc.                                         M E M O R A N D U M

DATE:     May 30, 1997

SUBJECT:  1997 Bonus Plan

FROM:     Peter Georgescu

TO:       \Name\

COPY:     \Name\

          The Compensation Committee of the Board of Directors of Young & Rubicam Inc. has reviewed and approved the Corporation's overall 1997 bonus plan. As part of this plan we have again established a Key Corporation Managers Bonus Plan for the people who we expect to have the greatest impact on the performance of our company as a whole. This relatively small, important group includes you.

          Our 1997 budget, which we have committed to achieve, calls for an Operating Profit of $200 million and a minimum EBITA (Earnings Before Interest, Taxes and Amortization) of $157.5 million. At this level of operating performance, along with strong non-operating and tax expense management, we will fully fund the Key Corporation Managers Bonus pool in which you will participate. We will also have separately funded bonus plans for each Line of Business to reward people not included in the Key Corporation Managers Bonus Plan.

          For your information, the most significant manageable difference between Operating Profit and EBITA is the total bonus expense for the Corporation as a whole. As we focus on delivering our 3 year financial plan, which calls for committed improvements in EBITA, it is necessary that shortfalls to our 1997 Operating Profit Commitment of $200 million will have a significant negative impact on funds available for the 1997 Key Corporation Managers Bonus Pool.

          For 1997, the Key Corporation Managers pool will again be divided into "bonus shares", which at budgeted levels of Operating Profit, non-operating expense, and income taxes, are expected to be worth $100 each. In 1997, we are making an initial award of "bonus shares" to each participant in the Plan, which, if we deliver the budgeted level of operating profit, non-operating expense and income taxes, would represent approximately 40% of each participant's "target" bonus for the year if all personal objectives are met. We will issue additional "bonus shares" in February 1998, based upon each participant's actual performance against his or her specific personal objectives.

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          Your target bonus for 1997 is \Amount\, and you are being awarded
          \Number\ "bonus shares" in the Plan at this time. Your performance in 1997 against your specific performance objectives (attached) will determine the number of additional "bonus shares" you will be awarded next February. All "bonus shares" will vest as of March 1, 1998 and will be paid out on or about March 15, 1998.

          Please acknowledge receipt of this letter and your personal objectives by signing this letter and the attached personal objectives list and returning a copy to me as soon as possible in the enclosed envelope.

          1997 may well turn out to be a pivotal year in our Company's history. We need happy and satisfied clients and very strong financial performance for us, as a Company.

          Thank you for your effort. This will really matter.

          Good luck to you and to all of us.

          Best personal regards,



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          \Name\                               Date


          P.S. In addition to your participation in the Key Corporation Managers Bonus Plan, you will also participate in the Management Committee Two Year Incremental Equity Incentive Plan, details of which will be distributed separately.

          The amounts received by the named executive officers under the Key Corporation Managers Bonus Plan are as follows: Mr. Georgescu - $598,500; Mr. Vick - $272,250; Mr. McGarry - $297,000; Mr. Bell -
          $168,750; and Mr. Dolan - $198,000.